EXHIBIT 10.4
PUBLICITY RIGHTS LICENSE AGREEMENT
     PUBLICITY RIGHTS LICENSE AGREEMENT (this “Agreement”), dated as of April 2, 2008 (the "Effective Date”), among Emeril J. Lagasse, III (“Licensor”), on the one hand, and MARTHA STEWART LIVING OMNIMEDIA, INC., a Delaware corporation (“MSLO”), and MSLO EMERIL SHARED IP SUB LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquisition Sub (“Shared IP Sub” and together with MSLO, “Licensees” and each, a “Licensee”), on the other hand.
RECITALS
     A. Pursuant to the Asset Purchase Agreement, dated as of February 18, 2008 (the “Purchase Agreement”), Licensor, emerils.com, LLC, a Louisiana limited liability company (“emerils.com”), and Emeril’s Food of Love Productions, L.L.C., a Louisiana limited liability company (together with Licensor and emerils.com, the “Sellers”), have agreed to sell to Licensees the Business on the Effective Date.
     B. In consideration for the payment of the Purchase Price (as defined in the Purchase Agreement) and the assumption by Acquisition Sub and Shared IP Sub of certain liabilities and obligations of the Sellers in connection with the Business, Licensor has, among other things, agreed to license the Lagasse Publicity Rights to the Licensees.
     C. It is a condition to the Closing (as defined in the Purchase Agreement) under the Purchase Agreement that Licensor and Licensees execute and deliver a license agreement on the following terms and conditions by which Licensor will grant to Licensees a license to use the Lagasse Publicity Rights and such other rights as are set forth herein.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.01 Certain Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement. The following terms shall have the following meanings when used in this Agreement:
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Business” means the business being acquired by the Licensees on the Effective Date of, among other things, licensing, marketing, distributing and selling products and services related to Licensor and his persona, identity and professional services in various forms and media throughout the world; provided, however, that the term “Business” expressly shall exclude the Restaurant Business.

     “Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.
     “Lagasse Employment Agreement” means the employment agreement between Licensor and MSLO, in the form attached as Exhibit D to the Purchase Agreement.
     “Lagasse Publicity Rights” means the name, image, likeness, voice, personal history and other aspects of the persona and identity of Licensor.
     “Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
     “Marks” means all intellectual property rights arising from or associated with trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights and applications to register any of the foregoing, whether protected, created or arising under the Laws of the United States or any other jurisdiction.
     “Permitted Activities” or “Permitted Activity” means the following activities: (i) the Restaurant Business, (ii) any events or activities relating to The Emeril Lagasse Foundation and participation in charitable events and service on the boards of directors of other charitable organizations, (iii) the making of real estate investments and Passive Investments, (iv) the Resale Business and (v) personal, non-commercial activities of Licensor; provided, that, during the Relationship Period, if any or all of the Restaurant Business is conducted in a manner that involves moral turpitude or illegal behavior (other than incidental, non-continuing illegal behavior), then the Restaurant Business or portion thereof, as applicable, shall not constitute a Permitted Activity. “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
     “Relationship Period” means the period from and after the Effective Date through (i) the 13th anniversary of the Effective Date in the event that, prior to the 10th anniversary of the Effective Date, Licensor’s employment pursuant to the Lagasse Employment Agreement is terminated for any reason other than (A) by MSLO without Cause (as defined in the Lagasse Employment Agreement) or (B) by Licensor with Good Reason (as defined in the Lagasse Employment Agreement) or (ii) three years after the end of the Employment Term (as defined in the Lagasse Employment Agreement) in any other circumstance.
     “Relationship Period Business” means the Business as conducted at any time during the Relationship Period, including any business activities of MSLO or any of its Affiliates during the Relationship Period relating to the licensing, marketing, distributing and selling of Business Products, as such activities evolve or expand during (but not after) the Relationship Period.
     “Resale Business” means the business conducted by the Sellers, which business is conducted solely through websites owned and operated by the Sellers or on the premises of the headquarters of Homebase, relating exclusively to the resale of Business Products that are purchased by a Seller from a licensee of Business Intellectual Property or Lagasse Publicity Rights that is obligated (i) under a Contract being assigned to and assumed by the Buyers at the

Closing to pay royalties to such Seller in respect of such purchase (and which royalties will be payable to the Buyers following the Closing) or (ii) under a written agreement that Buyers or any of their Affiliates enter into following the Closing to pay royalties to the Buyers or such Affiliate in respect of such purchase; provided such purchase and resale by such Seller is not prohibited under the terms and provisions of any such Contract or any current or future agreements or arrangements of the Relationship Period Business, the Buyers or any of their Affiliates; and provided, further, that the Sellers acknowledge and agree that nothing in this definition of Resale Business shall create any separate or additional rights in the Sellers under any such Contract, agreements or arrangements or any obligation of the Buyers or any of their Affiliates with respect thereto, including with respect to any provisions therein that, directly or indirectly, limit or restrict the resale or distribution of such products, and, for the avoidance of doubt, the Buyers and their respective Affiliates expressly shall be permitted to, in their sole and absolute discretion, enter into agreements or arrangements related to the use or exploitation of Business Products, which agreements would, absent the consent of the counterparty(ies) to such agreements, prohibit parties other than such counterparty(ies) from distributing or reselling such Business Products.
     “Restaurant Business” means (i) the restaurant business and similar businesses which are open to the general public and sell perishable prepared food for consumption on or off the premises, including, but not limited to, fine dining restaurants, coffee shops, fast food restaurants, kiosks and family style restaurants, and (ii) any activities or businesses exclusively related thereto and, in each case, which use or exploit the Lagasse Publicity Rights; provided that for the avoidance of doubt, (1) the marketing and sale on the premises of such restaurants or similar businesses or on the Internet of any merchandise related exclusively to such restaurants or similar businesses and (2) the catering business solely to the extent such business is conducted on a localized basis, shall each be included in this definition of Restaurant Business.
          Section 1.02 Interpretation. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have correlative meanings when used in the plural, and vice versa. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a section, exhibit or schedule, such reference shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless preceded by the word “not.”
ARTICLE II
LICENSE OF LAGASSE PUBLICITY RIGHTS
          Section 2.01 Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensees, effective upon the Effective Date, an exclusive, perpetual, irrevocable, royalty-free, fully paid-up, worldwide license to use, copy, display, perform, distribute and otherwise commercially exploit, in any manner and in any medium now known or hereinafter devised or created (including by creating or having created media in which Lagasse Publicity Rights are embodied for use in connection with the marketing or distribution of products and services), the Lagasse Publicity Rights in connection with any and all businesses, products or services, excluding only the Permitted Activities other than the Resale Business and other uses reserved to Licensor under Section 2.04; provided, that with respect to the Resale Business, such license shall be non-exclusive; and provided, further, after the termination or expiration of the Relationship Period, the exclusive license of the Lagasse Publicity Rights granted to the Licensees hereunder shall be limited to the use and commercial exploitation of the Lagasse Publicity Rights solely in connection with the Relationship Period Business that is thereafter conducted by MSLO and its Affiliates. Without limiting the generality of the foregoing, Licensor agrees that, as a result of the exclusive rights granted to the Licensees hereunder, Licensor shall have no right to, and Licensor shall not, directly use, copy, display, perform, distribute or otherwise commercially exploit any Lagasse Publicity Rights, or authorize any other person to use, copy, display, perform, distribute or otherwise commercially exploit any Lagasse Publicity Rights (i) during the Relationship Period, other than in connection with the Permitted Activities, and (ii) in connection with a business that competes, directly or indirectly, with the Relationship Period Business, whether during or after the Relationship Period. The license granted by Licensor herein shall not extend to any use of the Lagasse Publicity Rights that is illegal or libelous or that otherwise would reasonably be expected to substantially diminish the value and goodwill associated with the Lagasse Publicity Rights; provided, that Licensees’ use of the Lagasse Publicity Rights in connection with the Relationship Period Business shall be deemed not to diminish the value and goodwill associated with the Lagasse Publicity Rights.
          Section 2.02 Pre-Existing Rights. The exclusive rights granted to the Licensees in Section 2.01 are subject to any pre-existing rights granted by Licensor with respect to the Lagasse Publicity Rights to a third party under an agreement relating to the Business that the Sellers are assigning to the Licensees at the Effective Date under the Purchase Agreement.
          Section 2.03 Right to Sublicense. Licensor hereby grants to Licensees the right to sublicense the rights granted by Licensor in Section 2.01 to Affiliates of the Licensees and to any distributors, resellers, business partners or other third parties that are working with the Licensees in connection with the development, manufacture, marketing, sale or distribution of products or services relating to the Relationship Period Business; provided, that such sublicensees agree to comply with all of the restrictions on the Licensees’ use and exploitation of the Lagasse Publicity Rights contained in this Article II.
          Section 2.04 Reservation of Rights. For the avoidance of doubt, nothing in this Agreement shall prevent or limit Licensor from using or otherwise exploiting any of the Lagasse Publicity Rights for or in connection with: (i) the Permitted Activities and (ii) after the Relationship Period, (A) subject to Section 2.05, business activities or other endeavors unrelated to a business that competes, directly or indirectly, with the Relationship Period Business or (B) his employment by, acceptance of a position as dean of, or other affiliation with, any culinary school or other university, college or other academic institution.
          Section 2.05 Consent Rights.
     (a) Except for the engagement by Licensor in the Permitted Activities or, after the Relationship Period, his employment by, acceptance of a position as dean of, or other affiliation with, any culinary school or other university, college or other academic institution, none of which shall be subject to the provisions of this Section 2.05, following the expiration of the Relationship Period, Licensor shall provide MSLO with advance written notice of his intent to engage in any new business activity or other endeavor that is outside the scope of the Restaurant Business (the “Proposed Business”), which notice shall provide in reasonable detail a description of the Proposed Business, and Licensor shall not, without the prior written consent of MSLO, which consent shall not be unreasonably withheld, directly or indirectly use or otherwise exploit any of the Lagasse Publicity Rights in connection with any such Proposed Business if MSLO reasonably determines in good faith that such use or exploitation could reasonably be expected to have a significant chance of causing an Adverse Impact (as defined below) on the Relationship Period Business.
     (b) MSLO shall complete its review of the Proposed Business no later than 30 days following its receipt of the written notice referenced in Section 2.05(a) above. In the event that MSLO reasonably determines in good faith that the Proposed Business could reasonably be expected to have a significant chance of causing an Adverse Impact on the Relationship Period Business, MSLO may, within such 30-day period, so inform Licensee in writing (a “MSLO Objection”), setting forth MSLO’s objections in reasonable detail. If no MSLO Objection is received by Licensor within such 30-day period, then Licensor may use or otherwise exploit any of the Lagasse Publicity Rights in connection with such Proposed Business, as such Proposed Business was described in the notice provided to MSLO by Licensor pursuant to Section 2.05(a), and in accordance with all applicable Laws.
     (c) In the event that Licensor disputes MSLO’s determination that the Proposed Business could reasonably be expected to have a significant chance of causing an Adverse Impact on the Relationship Period Business, Licensor may, no later than 30 days following his receipt of a MSLO Objection, so inform MSLO in writing (a “Lagasse Dispute Notice”). If no Lagasse Dispute Notice is received by MSLO within such 30-day period, then Licensor shall not use or otherwise exploit any of the Lagasse Publicity Rights in connection with such Proposed Business.
     (d) In the event MSLO timely receives a Lagasse Dispute Notice pursuant to Section 2.05(c) above, then within 30 days of MSLO’s receipt of such Lagasse Dispute Notice, each party shall give written notice to the other party identifying its selection of a brand consultant recognized in the industry (each, a “Brand Consultant Notice”). Without limiting the foregoing and by way of example, the following entities would be deemed a “brand consultant recognized in the industry” for purposes of this Section 2.05(d): Public Strategies, Inc. or similar consultants. Within 30 days of the date on which the later of such Brand Consultant Notices is provided, the two brand consultants jointly shall appoint a third brand consultant recognized in the industry who shall, together with the two party-appointed brand consultants (collectively, the “Arbitrators”), determine whether the Proposed Business could reasonably be expected to have a significant chance of causing an Adverse Impact on the Relationship Period Business. Any decision by the Arbitrators shall be final and binding upon the parties. The costs of any dispute resolution pursuant to this Section 2.05(d), shall be paid as follows: each party shall pay the fees and expenses of the Arbitrator appointed by such party, and the parties shall bear equally the fees and expenses of the third Arbitrator.

For purposes of this Section 2.05, a business activity or other endeavor could reasonably be expected to have a significant chance of causing an “Adverse Impact” if it involves moral turpitude illegal behavior(other than incidental, non-continuing illegal behavior, (y) has a reasonable prospect of polarizing a substantial segment of the consumer market for the Relationship Period Business or has a reputation for doing so or (z) engages in predatory practices or has a reputation for doing so.
          Section 2.06 Trademarks and Service Marks. Licensor acknowledges that Licensees are acquiring at the Effective Date, and thereafter shall have the sole and exclusive right to file for and obtain, state, federal and foreign registrations for Marks that embody Lagasse Publicity Rights, it being agreed that, if Licensor or any of its Affiliates desire that any new state, federal or foreign registrations for Marks that embody Lagasse Publicity Rights be obtained for use in connection with the Restaurant Business or, following the end of the Relationship Period, any Proposed Business with which Licensor is authorized to use and exploit the Lagasse Publicity Rights pursuant to Section 2.05 hereof, Licensor may request in its reasonable business judgment that Shared IP Sub, at Licensor’s sole cost, file for and obtain any such state, federal or foreign registrations of such Marks, following which such Marks shall be licensed by Shared IP Sub to Food of Love pursuant to the Trademark License Agreement..
          Section 2.07 Irrevocability of License. Except as otherwise provided in this Section 2.07, the license granted by Licensor in Section 2.01 is irrevocable and will remain in effect perpetually. In the event of any breach of any term of this Article II by Licensees during the Relationship Period, the sole remedy of Licensor shall be to bring a claim for monetary damages, and during the Relationship Period, Licensor shall not have, and accordingly irrevocably waives, his right to seek injunctive or equitable relief against Licensees, including any remedy that would involve rescission or other termination of the license granted in Section 2.01 hereof. Following the Relationship Period, Licensor may, in addition to any other remedies available to him, seek injunctive or equitable relief against Licensees without the posting of any bond in connection therewith, in the event of any breach of any term of this Article II by Licensees.
          Section 2.08 Disclaimer. Licensees acknowledge that Licensor makes no representation or warranty to Licensees as to whether (i) the laws of any jurisdiction other than the United States recognize rights by which an individual can control the commercial exploitation of his or her name, likeness, voice or persona or (ii) the Lagasse Publicity Rights can be enforced by Licensor or any Licensee against third parties in any jurisdiction other than the United States. Subject to the representations and warranties by Sellers in the Purchase Agreement, Licensees agree and acknowledge that Licensor makes no representation or warranty in this Agreement as to whether the use or exploitation of any Lagasse Publicity Rights in any jurisdiction other than the United States will infringe or violate any intellectual property rights of any third party.
ARTICLE III
MISCELLANEOUS PROVISIONS
          Section 3.01 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Licensees may assign this Agreement to any Affiliate of the Licensees or any purchaser of all or substantially all of the Relationship Period Business without the prior consent of the Sellers. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding the foregoing, Licensees agree and acknowledge that (i) during the Relationship Period, Licensor is free to use or exploit the Lagasse Publicity Rights in connection with the Permitted Activities in any manner (including through the grant of exclusive licenses or a full or partial assignment to any person, but excluding the grant of any license to any unaffiliated third party with respect to the Resale Business), subject to such use or exploitation not involving the conduct of the Restaurant Business in a manner that involves moral turpitude or illegal behavior (other than incidental and non-continuing illegal behavior), and (ii) after the Relationship Period, Licensor is free to use or exploit the Lagasse Publicity Rights in any manner (including through the grant of exclusive licenses or a full or partial assignment to any person) in connection with the Permitted Activities (subject to such use or exploitation not involving the conduct of the Restaurant Business in a manner that involves moral turpitude or illegal behavior (other than incidental and non-continuing illegal behavior)), any culinary school or other university, college or other academic institution with which Licensor becomes affiliated and any Proposed Business with respect to which Licensor is permitted to exercise the Lagasse Publicity Rights in compliance with the provisions of Section 2.05 (and subject to the requirement that the exploitation of rights not involve a business that competes, directly or indirectly, with the Relationship Period Business).
          Section 3.02 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.
          Section 3.03 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party if an individual or a duly authorized officer on behalf of such party if an entity.
          Section 3.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Licensor, to:

Attention:
Facsimile:

with a copy (which shall not constitute notice) to:

Lowe, Stein, Hoffman, Allweiss & Hauver L.L.P. One Shell Square 701 Poydras Street, Suite 3600 New Orleans, LA 70139 Attention: Mark Stein, Esq. Facsimile: (504) 581-2461

if to Licensees, to:

c/o Martha Stewart Living Omnimedia, Inc. 11 W. 42nd Street, 25th Floor New York, New York 10036 Attention: General Counsel Facsimile: (212) 827-8188

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue, 47th Floor New York, New York 10166 Attention: Barbara L. Becker, Esq. Facsimile: (212) 351-6202
          Section 3.05 Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.
          Section 3.06 Entire Agreement. This Agreement together with the Purchase Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor the Purchase Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of action of the parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
          Section 3.07 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
          Section 3.08 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than the conflicts of laws principles set forth in Section 5-1401 of the New York General Obligations Law, which shall apply to this Agreement).
          Section 3.09 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its or his successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if no such court has subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself or himself and with respect to its or his property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it or he is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or he or its or his property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.
          Section 3.10 Enforcement. Except as set forth in Section 2.07, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, except as set forth in Section 2.07, each of the parties shall be entitled to specific performance of the terms hereof and thereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if no such court has subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Except as set forth in Section 2.07, each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to requesting or obtaining equitable relief.
          Section 3.11 Severability.Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
          Section 3.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 3.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
          Section 3.14 Facsimile Signature. This Agreement may be executed by facsimile signature or by electronic mail and such signature shall constitute an original for all purposes.
          Section 3.15 No Presumption Against Drafting Party. Each of Licensor and Licensees acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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     IN WITNESS WHEREOF, Licensor and Licensees have caused this Agreement to be duly executed as of the date first written above.

LICENSOR:

EMERIL J. LAGASSE III

By:	/s/ Emeril J. Lagasse III

LICENSEES:

MSLO SHARED IP SUB LLC

By:	/s/ Susan Lyne Name: Susan Lyne
Title: President

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Susan Lyne Name: Susan Lyne
Title: CEO

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